Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Cimarex Energy Co.:

We consent to the incorporation by reference in the registration statement (No. 333-100235) on Form S-8 of Cimarex Energy Co. of our report dated February 9, 2004, with respect to the consolidated balance sheets of Cimarex Energy Co. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows, for the year ended December 31, 2003 and 2002 and the three months ended December 31, 2001, which report appears in the December 31, 2003, annual report on Form 10-K/A of Cimarex Energy Co.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

KPMG LLP

Denver, Colorado

March 8, 2004